Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

FIRST QUARTER FFO OF $1.08 PER SHARE

First Quarter Highlights

•                  Increased first quarter FFO to $1.08 per share (diluted) from $0.99 during the first quarter of 2005, an increase of 9.1%.

•                  Signed 65 office leases totaling 539,399 square feet during the first quarter.

•                  For office leases signed during the first quarter, increased average office starting rents by 16.7% over previously fully escalated rents reflecting escalating upward trend in rents.

•                  Recognized combined same-store GAAP NOI growth of 6.6% during the first quarter.

•                  Finished the quarter at 95.2% occupancy, down from 96.7% at the end of the fourth quarter. Excluding 485 Lexington Avenue, where the net-lease with Teachers Insurance and Annuity Association expired, occupancy was 96.5% at both December 31, 2005 and March 31, 2006.

•                  Completed the acquisition of a leasehold interest in 521 Fifth Avenue for $210.0 million.

•                  Identified Ian Schrager and RFR Holding LLC as residential development partners for One Madison-Clock Tower. The Company retained a 30% interest in the property.

•                  Completed 485 Lexington Avenue recapitalization by refinancing the property with a $390 million loan, which resulted in the Company’s economic stake increasing from 30% to 50%.

•                  Received $7.4 million in dividends and fees from our investment in, and management arrangements with, Gramercy Capital Corp. (NYSE: GKK) including a $1.2 million incentive fee earned during the quarter. GKK’s first quarter included record production of $484.8 million in loans.

•                  Gramercy’s board of directors approved an extension to the management agreement through December 2009.

•                  Reached agreement to sell the New Jersey office portfolio held through Gale/Green venture.

Summary

New York, NY, April 24, 2006 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common stockholders, or FFO, of $50.4 million, or

$1.08 per share, for the first quarter ended March 31, 2006, a 9.1% increase over the same quarter in 2005.

Net income available to common stockholders totaled $23.7 million, or $0.54 per share for the quarter ended March 31, 2006, an increase of $0.8 million over the same period in 2005.

All per share amounts are presented on a diluted basis.

Operating and Leasing Activity

For the first quarter of 2006, the Company reported revenues and EBITDA of $125.2 million and $67.2 million, respectively, increases of $25.1 million (or 25.1%) and $6.1 million (or 9.9%), respectively, over the same period in 2005, largely due to strong leasing activity at 625 Madison Avenue and 750 Third Avenue as well as the new acquisitions in 2005 and 2006, including, 28 West 44th Street (February 2005), an additional interest in 19 West 44th Street (June 2005) and 521 Fifth Avenue (March 2006). Same-store GAAP NOI on a combined basis increased by 6.6% for the quarter when compared to the same quarter in 2005, with the wholly-owned properties increasing 8.7% to $45.8 million during the first quarter and the joint venture properties increasing by 2.6% to $23.2 million.

Average starting office rents of $37.74 per rentable square foot for the first quarter represented a 16.7% increase over the previously fully escalated rents.

Occupancy for the portfolio decreased from 96.7% at December 31, 2005 to 95.2% at March 31, 2006. During the quarter, the Company signed 71 leases totaling 566,406 square feet, with 65 leases and 539,399 square feet representing office leases.

Significant leasing activities during the first quarter included:

•                  Renewal and expansion with Ross Stores, Inc. for approximately 142,204 square feet at 1372 Broadway.

•                  New lease with CBS Broadcasting for approximately 65,000 of additional space at 555 West 57th Street.

•                  New lease with Endurance Reinsurance for approximately 33,500 square feet at 750 Third Avenue.

•                  Renewal with HQ Global Workplaces for approximately 25,000 square feet at 100 Park Avenue.

Real Estate Investment Activity

During the first quarter of 2006, the Company announced acquisitions totaling approximately $240.0 million.

Investment activity announced during the first quarter included:

•                  The Company entered into a long term operating net leasehold interest in 521 Fifth Avenue – a 40-story, 460,000-square-foot office building – with an ownership group led by RFR Holding LLC, RFR, which retained fee ownership of the property. The Company also purchased an option to acquire fee ownership of the property in five years for $15.0 million. Assuming the Company exercises its option, the total cost would be $225 million. The acquisition was financed with a $140.0 million loan and proceeds drawn under our revolving credit facility.

•                  The Company, along with Credit Suisse, Ian Schrager and RFR entered into a joint venture arrangement for the redevelopment and residential conversion of One Madison Avenue’s North Tower, also known as “The Clock Tower.”  Under the terms of the venture, the Company will retain a 30% interest in the Clock Tower. The arrangement provides Ian Schrager and RFR with the ability to increase its ownership interest if certain incentive return thresholds are achieved.

Financing and Capital Activity

In January 2006, the Company, through a joint venture with The City Investment Fund, L.P., or CIF, and The Witkoff Group, recapitalized 485 Lexington Avenue. The joint venture obtained a $390.0 million three year loan, which bears interest at LIBOR plus 1.35%, and which can be extended for an additional two years. HSH Nordbank AG, New York Branch fully underwrote the $390.0 million financing. The initial funding of the loan was approximately $293.0 million which was used to repay the existing loan, return 100% of the partners invested capital and provide for a return on capital that exceeded the performance thresholds established with CIF. The balance of the loan will be used to fund the remaining renovations, lease up and tenant improvements for the building. As a result of exceeding the performance thresholds established with CIF, the Company’s economic stake in the property increased from 30% to 50%. The Company used its portion of the refinancing proceeds to repay its 2005 unsecured revolving credit facility and for new investments.

Structured Finance Activity

The Company’s structured finance investments totaled $466.2 million on March 31, 2006, an increase of $66.1 million over the balance at December 31, 2005. The structured finance investments currently have a weighted average maturity of 6.6 years. The weighted average yield for the quarter ended March 31, 2006 was 10.3%, consistent with the yield for the quarter ended December 31, 2005.

During the first quarter 2006, the Company originated $65.9 million of structured finance investments with an initial yield of 9.1%. This includes an investment in a New York City commercial office property, which Gramercy elected not to make.

In March, 2006, Mack-Cali Realty Corporation agreed to acquire The Gale Company’s interests in the New Jersey properties constituting the Bellmeade portfolio, which interests are in substantially all of the entities in which the Company has a $75.0 million preferred equity investment. As a result of this transaction, the Company expects that a substantial portion of its preferred equity investment will be repaid. This transaction, which is subject to customary closing conditions, is expected to close during the second quarter of 2006.

Investment In Gramercy Capital Corp.

At March 31, 2006, the Company’s investment in Gramercy Capital Corp., or Gramercy, totaled $93.6 million. Fees earned from various arrangements between the Company and Gramercy totaled approximately $4.7 million for the quarter ended March 31, 2006, including an incentive fee of $1.2 million earned as a result of Gramercy’s FFO exceeding the 9.5% annual return on equity performance threshold. The Company’s share of FFO generated from its investment in Gramercy totaled approximately $3.2 million for the quarter ended March 31, 2006.

The Company’s marketing, general and administrative, or MG&A, expenses includes the consolidation of the expenses of its subsidiary GKK Manager LLC, the entity which manages and advises Gramercy. For the quarter ended March 31, 2006, the Company’s MG&A includes approximately $2.6 million of costs associated with Gramercy.

Dividends

During the first quarter of 2006, the Company declared quarterly dividends on its stock as follows:

•                  $0.60 per share of common stock. Dividends were paid on April 14, 2006 to stockholders of record on the close of business on March 31, 2006.

•                  $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period January 15, 2006 through and including April 14, 2006. Distributions were made on April 14, 2006 to stockholders of record on the close of business on March 31, 2006. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Tuesday, April 25, 2006 at 2:00 p.m. ET to discuss first quarter financial results.

The conference call may be accessed by dialing (800) 299-0433 Domestic or (617) 801-9712 International. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.slgreen.com.

A replay of the call will be available through Tuesday, May 2, 2006 by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using pass code 28087701.

Supplemental Information

The Supplemental Package outlining first quarter 2006 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. As of March 31, 2006, the Company owned 29 office properties totaling 18.6 million square feet. SL Green’s retail space ownership totals 219,200 square feet at seven properties. The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages 6 and 8 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Revenue:
Rental revenue, net	$86,186	$70,555
Escalations & reimbursement revenues	15,637	11,634
Preferred equity and investment income	13,479	11,147
Other income	9,917	6,776
Total revenues	125,219	100,112

Equity in net income from unconsolidated joint ventures	9,968	12,059

Expenses:
Operating expenses	30,890	23,858
Ground rent	5,008	4,516
Real estate taxes	19,124	14,455
Marketing, general and administrative	12,986	8,238
Total expenses	68,008	51,067

Earnings Before Interest, Depreciation and Amortization (EBITDA)	67,179	61,104
Interest expense	18,850	17,194
Amortization of deferred financing costs	714	793
Depreciation and amortization	16,784	14,041
Net income from Continuing Operations	30,831	29,076
Income from Discontinued Operations, net of minority interests	—	379
Gain on sale of Discontinued Operations, net of minority interests	—	—
Equity in net gain on sale of interest in unconsolidated joint ventures	—	—
Minority interests	(2,130)	(1,576)
Preferred stock dividends	(4,969)	(4,969)
Net income available to common shareholders	$23,732	$22,910

Net income per share (Basic)	$0.55	$0.56
Net income per share (Diluted)	$0.54	$0.54

Funds From Operations (FFO)
FFO per share (Basic)	$1.11	$1.02
FFO per share (Diluted)	$1.08	$0.99

FFO Calculation:
Net income from continuing operations	$30,831	$29,076
Add:
Depreciation and amortization	16,784	14,041
FFO from Discontinued Operations	—	512
FFO adjustment for Joint Ventures	7,980	6,082
Less:
Dividend on perpetual preferred stock	(4,969)	(4,969)
Depreciation of non-real estate assets	(268)	(181)
FFO before minority interests – BASIC and DILUTED	$50,358	$44,561

Basic ownership interest
Weighted average REIT common shares for net income per share	42,858	41,302
Weighted average partnership units held by minority interests	2,311	2,531
Basic weighted average shares and units outstanding for FFO per share	45,169	43,833
Diluted ownership interest
Weighted average REIT common share and common share equivalents	44, 297	42,629
Weighted average partnership units held by minority interests	2,311	2,531
Diluted weighted average shares and units outstanding	46,608	45,160

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	March 31, 2006	December 31, 2005
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$270,351	$288,239
Buildings and improvements	1,365,554	1,440,584
Building leasehold and improvements	695,601	481,891
Property under capital lease	12,208	12,208
	2,343,714	2,222,922
Less accumulated depreciation	(231,561)	(219,295)
	2,112,153	2,003,627
Cash and cash equivalents	20,535	24,104
Restricted cash	59,489	60,750
Tenant and other receivables, net of allowance of $9,491 and $9,681 in 2006 and 2005, respectively	21,011	23,722
Related party receivables	6,329	7,707
Deferred rents receivable, net of allowance of $9,450 and $8,698 in 2006 and 2005, respectively	80,249	75,294
Structured finance investments, net of discount of $3,601 and $1,537 in 2006 and 2005, respectively	466,173	400,076
Investments in unconsolidated joint ventures	533,145	543,189
Deferred costs, net	77,145	79,428
Other assets	106,303	91,880
Total assets	$3,482,532	$3,309,777
Liabilities and Stockholders’ Equity
Mortgage notes payable	$912,262	$885,252
Revolving credit facility	156,645	32,000
Term loans	525,000	525,000
Derivative instruments at fair value	—	—
Accrued interest	7,706	7,711
Accounts payable and accrued expenses	69,079	87,390
Deferred revenue/gain	30,759	25,691
Capitalized lease obligation	16,292	16,260
Deferred land lease payable	16,469	16,312
Dividend and distributions payable	31,408	31,103
Security deposits	28,218	24,556
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	1,893,838	1,751,275
Commitments and contingencies	—	—
Minority interest in other partnerships	34,693	25,012
Minority interest in operating partnership	68,982	74,049
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at March 31, 2006 and December 31, 2005, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 issued and outstanding at March 31, 2006 and December 31, 2005, respectively	96,321	96,321
Common stock, $0.01 par value 100,000 shares authorized, 43,133 and 42,456 issued and outstanding at March 31, 2006 and December 31, 2005, respectively	431	425
Additional paid - in capital	983,144	959,858
Accumulated other comprehensive income	19,750	15,316
Retained earnings	233,392	235,540
Total stockholders’ equity	1,485,019	1,459,441
Total liabilities and stockholders’ equity	$3,482,532	$3,309,777

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	March 31,
	2006	2005
Operating Data: (1)
Net rentable area at end of period (in 000’s)	18,620	17,359
Portfolio percentage leased at end of period	95.2%	95.7%
Same-Store percentage leased at end of period	96.3%	96.3%
Number of properties in operation	29	29

Office square feet leased during quarter (rentable)	539,399	415,806
Average mark-to-market percentage-office	16.7%	4.9%
Average starting cash rent per rentable square foot-office	$37.74	$40.60

(1) Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Earnings before interest, depreciation and amortization (EBITDA):	$67,179	$61,104
Add:
Marketing, general & administrative expense	12,986	8,238
Operating income from discontinued operations	—	684
Less:
Non-building revenue	(18,905)	(14,230)
Equity in net income from joint ventures	(9,968)	(12,059)
GAAP net operating income (GAAP NOI)	51,292	43,737

Less:
Operating income from discontinued operations	—	(684)
GAAP NOI from other properties/affiliates	(5,492)	(901)
Same-Store GAAP NOI	$45,800	$42,152

*  See page 6 for a reconciliation of FFO and EBITDA to net income.